Exhibit 99.1(a)
Q2 2021 Earnings Prepared Comments
Brandon Ayache, Celanese Corporation, Vice President, Investor Relations
This is the Celanese Corporation second quarter 2021 earnings prepared comments. The Celanese Corporation second quarter 2021 earnings release was distributed via Business Wire this afternoon and posted on our investor relations website, investors.celanese.com. As a reminder, some of the matters discussed below may include forward-looking statements concerning, for example, our future objectives and plans. Please note the cautionary language contained at the end of these comments. Also, some of the matters discussed include references to non-GAAP financial measures. Explanations of these measures and reconciliations to the comparable GAAP measures are included on our investor relations website under Financial Information/Non-GAAP Financial Measures. The earnings release and non-GAAP information and the reconciliations are being furnished to the SEC in a Current Report on Form 8-K. These prepared comments are also being furnished to the SEC in a separate Current Report on Form 8-K.
On the earnings conference call tomorrow morning, management will be available to answer questions.
Lori Ryerkerk, Celanese Corporation, Chairman of the Board and Chief Executive Officer
At Celanese we continually make investments and take actions to position ourselves to be opportunistic in any environment and to generate greater value for shareholders in both the short term and the future. As a reflection of those principles, today I am pleased to report second quarter 2021 adjusted earnings of $5.02 per share, the highest in our history. I am also pleased to report second quarter net sales of $2.2 billion, the first quarter in our history above $2 billion. My thanks to our teams across the businesses and functions whose diligent work has positioned us to deliver these very strong results.

The second quarter was characterized by two dynamics. Demand, broadly speaking, was robust across all regions and most end-markets due to strong consumer activity as well as a desire to start to rebuild supply chains that were depleted over the last eighteen months. At the same time, producers across the globe struggled to meet demand due to many scarce or exceptionally inflated input costs including certain raw materials, skilled labor, and logistics.
Our actions across the last year positioned us to navigate this unique combination of dynamics to deliver record performance. It starts with our procurement teams who have intentionally enhanced our sourcing flexibility over recent years through qualification of alternative materials, strategic reserves, multi-sourcing strategies, and increased contractual optionality. It continues with our manufacturing teams who positioned us to produce at high rates by moving major turnarounds and other activities scheduled for 2021 forward into 2020, when demand was weak. They also proactively brought down our Texas facilities ahead of Winter Storm Uri to avoid damage to critical equipment and rapidly repaired piping and infrastructure across those facilities following the storm. Our commercial teams were out in front of cost inflation in the fourth quarter with pricing initiatives and have done a phenomenal job of preserving our variable margins across an inflationary 2021. Finally, our customer service and supply chain teams have partnered with our customers to understand their needs and get quality product to them, despite unprecedented logistical challenges over the last year.
After discussing the recent performance of each business, I will highlight the many organic and inorganic activities underway to translate very strong earnings and cash generation across 2021 into future growth and an increased level of foundational profitability.
The Acetyl Chain delivered record adjusted EBIT of $514 million in the second quarter, an increase of approximately 80 percent over the previous record adjusted EBIT last quarter. This performance was driven by record net sales of over $1.4 billion on sequential pricing and volume growth of 27 and 7 percent, respectively. Our teams worked to meet elevated customer demand across the quarter and successfully expanded pricing sequentially across all products along the chain. Average acetic acid industry pricing in China across the second quarter increased nearly 40 percent sequentially as utilization remained elevated. Across April and May we increased our acetic acid production rates at Clear Lake, which had been limited by raw material supply constraints, and which is now operating at full rates. Our teams did a remarkable job of flexing our global network and sourcing acetyls products from third parties across the world to meet the needs of our customers. As a result of these efforts, we delivered sequential volume growth that contributed to the Acetyl Chain's highest-ever adjusted EBIT margin of 36 percent.
At the end of the second quarter, we started to see moderation in China acetic acid pricing with a drop of approximately 13 percent versus peak pricing in the quarter. Across the first few weeks of the third quarter we have seen an additional nearly 20 percent moderation in China acetic acid pricing. We have seen similar moderation over the last month in China VAM pricing as well. Despite strong demand and low inventory levels, we expect to see continued moderation in China pricing on increased supply supported in part by the start-up of an estimated 500 kt acetic acid production facility in south China likely in August. We expect moderation in China will be partially offset by pricing momentum in Europe and India, which typically follow similar dynamics at a lag. Given these conditions and incremental sequential Acetyl Chain volume with Clear Lake operating at full rates across the quarter, we expect third quarter adjusted EBIT of $450 to $475 million.
Engineered Materials (EM) delivered second quarter adjusted EBIT of $161 million on record net sales of $682 million. A 6 percent sequential increase in sales was driven by a 7 percent increase in pricing and stable volume. Contributions from our project pipeline and growth programs in the second quarter offset the impact of lower automotive volumes due to reduced auto builds and ongoing supply constraints across a number of key raw materials. In addition to industry tightness across several resins including PBT and nylon, our teams navigated broad shortages of glass fiber which is a key input across our reinforced product grades that make up about a third of our total EM business. Our sourcing teams successfully secured enough of these materials to serve our customers, and our commercial teams continued to preserve our margins by rapidly reflecting the inflationary backdrop in our pricing. Our EM affiliates continued to recover, delivering a sequential increase of $7 million in equity earnings.
In the second quarter, EM volume growth across most end markets offset an 8 percent sequential decline in our tonnage sold into automotive due to mid-teen declines in auto build rates in North America and Germany. Our outperformance versus these build rates was supported by incremental project wins over the last twelve months that continue to increase our content per vehicle. Our continued investment in resources and solutions to serve electric vehicles (EV) has resulted in wins that continue to expand our content, as well as value, per vehicle. The potential for additional content in EVs versus internal combustion engine (ICE) vehicles is driven by unique material requirements for battery technology, heat dissipation, noise management, electrical infrastructure, and weight reduction. As an example of the potential, we currently have over 20 kg of content on an EV model with a major European OEM, more than 4 times our average content on ICE vehicles that we sell into globally. Additionally, our GUR® volumes sold for use in lithium-ion battery separators grew by approximately 50 percent in the first six months of 2021 compared to the same period of both 2020 and 2019.
As we look to the third quarter, our EM teams will work to meet robust demand despite continued sourcing challenges and elevated costs. Over the last few weeks, the availability of glass fiber as well as certain additives has deteriorated significantly as a result of industry force majeure declarations. Amid these constraints, the order book at this stage indicates strong demand across most end markets and modest sequential improvement in auto build rates due to increased availability of semiconductors. Inclusive of these dynamics, as well as continued modest recovery in our medical business and affiliates, we expect to deliver slightly higher third quarter adjusted EBIT of approximately $165 million.
Acetate Tow again delivered consistent performance with second quarter adjusted EBIT of $62 million. Sequential volume growth of 16 percent reflected the impact of delayed first quarter shipments as a result of Winter Storm Uri and, along with strong affiliate dividends, helped offset sequential cost inflation due to elevated natural gas and acetyls costs. The business expects to deliver third quarter adjusted EBIT of $50 to $55 million due to significantly elevated acetyls and energy costs and the timing of affiliate dividends.
I commend our teams for flexing our business models and exercising our unique optionality to maximize our performance across the quarter and year. Our proactive response to the continued global supply chain constraints and inflationary backdrop have positioned us well as we enter the second half of 2021. As continued moderation of Acetyl Chain industry pricing is partially offset by strong fundamental demand and slight sequential growth in Engineered Materials, we anticipate third quarter adjusted earnings of approximately $4.50 to $4.75 per share. To finish the year, we expect continued moderation in Acetyl Chain industry conditions into the early part of 2022 along with sequential earnings momentum in Engineered Materials. Driven by our elevated second quarter performance and improved expectations for the second half, we now expect full year 2021 adjusted earnings of $16.50 to $17.00 per share. This full year estimate assumes minimal fourth quarter seasonality as well as no material impacts to demand from current resurgences of COVID-19.
With elevated earnings and cash generation across 2021, our focus is on translating current performance to future growth. This begins with a broad slate of capital-efficient organic projects that enhance our productivity (P), growth (G), and sustainability (S). Let me provide an update on our key organic projects:
•Clear Lake Acetic Acid Expansion (P,G,S) (start-up 2023): We have completed civil construction and begun mechanical construction for this new acetic acid unit which will add 1.3 million tons of capacity and significantly enhance our global production network optionality.
•Clear Lake Methanol Expansion (P,G,S) (2023): This project will not only expand our Fairway JV methanol production to just over 1.6 million tons, but allow us to utilize recycled CO2 consuming about 60 percent of currently process-vented CO2 at Clear Lake. Detailed engineering is in progress and long lead equipment has been ordered.

•Nanjing VAM Expansion (P,G) (2022-2023): We are implementing a new technology package, including catalyst enhancements, in a phased approach that will add an additional 90 kt of capacity in Nanjing, China when complete. The initial phase which will add approximately 50 kt is in progress.
•Global VAE Expansions (P,G,S) (2023): We are constructing two new VAE reactors at our Nanjing, China and Frankfurt, Germany facilities that will add approximately 65 kt and 45 kt, respectively, to meet growing demand for more sustainable emulsions. Detailed engineering work is in progress for both reactors.
•European Redispersible Powders Debottlenecks (P,G,S) (2021-2022): We are implementing debottleneck and process efficiency improvements across our Frankfurt, Germany; Geleen, Netherlands; and Moosleerau, Switzerland powders facilities that will add 20 kt of capacity.
•European Compounding Center of Excellence (P,G) (2021-2022): Consolidation of compounding volume from our Ferrara Marconi, Italy; Wehr, Germany; and Kaiserslautern, Germany facilities to Forli, Italy is progressing well with trial production complete. The Ferrara Marconi facility was recently sold as a key milestone in this transition.
•Bishop GUR Expansion (P,G,S) (2021): Mechanical construction of the 15 kt GUR expansion at Bishop, Texas is well underway. The capacity is expected to be available by the end of 2021 to meet strong demand growth for lithium-ion battery separators across the globe. We continue to gain momentum as a global leader in this critical application for future mobility.
•European GUR Expansion (P,G,S) (2024): We have selected our Oberhausen, Germany facility for the 34 kt GUR expansion in Europe and are currently working on permitting.
•Asia Compounding Expansion (P,G) (2022-2023): Detailed engineering work and permitting is underway for expansions at our Nanjing, China; Suzhou, China; and Silvassa, India facilities of 52 kt, 7 kt, and 7 kt, respectively. These localization projects will drive supply chain productivity and allow us to better serve our Asian customers.
Our teams have been similarly active executing on inorganic opportunities including bolt-on acquisitions, strategic divestitures, and optimization of our strategic affiliates. Let me share recent highlights:
•KEPCO JV Restructuring: We announced late last year the restructuring of our KEPCO JV into a manufacturing entity which will provide EM with approximately 70 kt offtake of high-quality, low-cost POM. We continue to make progress towards closing this transaction later in 2021.
•EM Strategic Divestiture: We sold our EM compounding facility in Ferrara Marconi, Italy as well as our appliance polypropylene, infill, and footwear product lines which were small components of the Softer acquisition. This transaction was a critical step towards our establishment of a European Compounding Center of Excellence in Forli, Italy and our focus on providing functionalized solutions to high-value applications.
•Grupa Azoty Acquisition: In July, we acquired the POM technology and sales agreements of Grupa Azoty, a small Polish producer of POM that recently decided to discontinue POM production.
•SantopreneTM Acquisition: We announced in June the signing of a definitive agreement to acquire the Santoprene TPV elastomers business of ExxonMobil for $1.15 billion. EM will instantly become a global leader in TPV elastomers, which are highly functionalized materials serving a variety of applications. This acquisition represents the final step in redeploying proceeds from the monetization of our Polyplastics stake to higher return investments. We expect the transaction to close in the fourth quarter of 2021.
We are as active as ever in executing on projects to elevate the fundamental earnings power of Celanese and drive sustainable future growth. We have worked to better position ourselves to act decisively when opportunities across our growing organic and inorganic pipelines become attractive and actionable. The increased activity you see today is a reflection of the creativity, resolve, and execution of our employees. While we are currently investing higher levels of capital in ourselves, we have maintained our disciplined criteria and return requirements for both organic and inorganic investments. The strength of our balance sheet has been critical in providing the flexibility to be opportunistic across multiple capital allocation priorities.
Over the last decade, Celanese has generated double-digit growth in adjusted earnings per share on an annualized basis. The data indicates that this track record is consistent with top-tier performers in our industry. The strategic and financial plan we shared at our recent Investor Day outlined similarly strong performance across the next three years. With our performance in 2021 and the actions we have taken this year for the future, we are well on our way to surpassing those ambitions. We now expect to achieve our targeted range for 2023 adjusted earnings per share in 2022, a full year earlier than previously anticipated. We reiterate our commitment to perform at a high level in the near-term and, even more importantly, take purposeful actions to position Celanese for continued long-term growth.
Scott Richardson, Celanese Corporation, Chief Financial Officer
I would like to start by highlighting the bookends of our inorganic activity over the past year that Lori discussed, namely our monetization of Polyplastics and our acquisition of Santoprene. Last October, we sold our passive Polyplastics equity investment for $1.575 billion to redeploy cash to higher return investments. We started with $500 million in share repurchases in the second half of last year to offset the adjusted earnings per share dilution from that divestiture. Most recently, we announced the acquisition of Santoprene for $1.15 billion, which is expected to be immediately accretive in 2022 and to contribute

$0.90 of adjusted earnings per share on a full run-rate basis. We expect to fund the Santoprene acquisition with cash on hand upon closing planned for the fourth quarter.
As of the end of the quarter, our cash balances were approximately $1.1 billion. With expected record earnings across 2021, we estimate free cash flow of over $1.2 billion for the full year. This will allow us to continue to fund meaningful share repurchases in addition to our other capital allocation priorities. Through the first half of 2021, we completed $500 million in share repurchases. We previously guided to an additional $200 to $300 million in share repurchases in the second half of the year. Today, given the continued strength in our earnings and cash generation, I am increasing our second half estimate for share repurchases to approximately $500 million, bringing total share repurchases to approximately $1 billion for the year.
In the second quarter, we generated free cash flow of $309 million, which reflected capital expenditures of $110 million and a working capital build of approximately $250 million. This build is the result of elevated acetic acid pricing in Asia which impacted our accounts receivable balances to a greater extent than our accounts payable balances. A larger portion of total sales was from Asia this quarter, which is a region with longer accounts receivable collection times. Further, we have started to rebuild depleted inventory levels, which also reflect higher raw material costs in this inflationary environment. We expect this working capital build to unwind beginning in the third quarter and to contribute meaningfully to free cash flow in the back half of the year and potentially into 2022.
Let me briefly discuss some recent developments in our capital structure. In June, we used some of our revolver capacity to fund the maturity of our existing 5.875% bond, which we expect to reissue in the near future based on market conditions. This bond maturity is the first of five consecutive years in which we will have bonds maturing. At this stage, with continued growth, a very strong balance sheet, and manageable debt maturity amounts, we intend to opportunistically refinance each tranche based on market dynamics near the time of their maturities.
On taxes, the effective US GAAP tax rate was 18 percent in the second quarter compared to 24 percent in the same quarter of the prior year. The lower effective tax rate this quarter was due to non-recurring adjustments to uncertain tax positions in the prior year, partially offset by increased earnings in high tax jurisdictions. Given record performance this quarter and jurisdictional mix of earnings, we have increased our full year adjusted tax rate from 14 percent to 15 percent, which resulted in an adjusted tax rate of 16 percent for the second quarter. Net cash taxes paid were $55 million compared to $5 million in the second quarter of 2020. Cash tax payments in the second quarter of 2021 were higher than in 2020 due to higher earnings in the current year and corporate income tax payments deferred from the prior year due to COVID-19 relief measures.
We remain committed to disciplined capital deployment and to opportunistically invest in future growth. These actions will contribute to elevated foundational earnings across our businesses, providing further value for our shareholders.
This concludes our prepared remarks. We look forward to addressing our second quarter results and addressing your questions.
Forward-Looking Statements
These prepared comments may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues, performance, capital expenditures, financing needs, and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in these comments. These risks and uncertainties include, among other things: the extent to which the COVID-19 pandemic continues to adversely impact the economic environment, market demand and our operations, as well as the pace of any economic recovery; changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, mobility, textiles, medical, electronics and construction industries; changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions as well as facility turnarounds; the ability to reduce or maintain their current levels of production costs and to improve productivity by implementing technological improvements to existing plants; the ability to identify desirable potential acquisition targets and to complete acquisition or investment transactions consistent with the Company's strategy; the ability to identify and execute on other attractive investment opportunities towards which to deploy capital; increased price competition and the introduction of competing products by other companies; market acceptance of our products and technology; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, cyber security incidents, terrorism or political unrest, public health crises (including, but not limited to, the COVID-19 pandemic); other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters or other crises including public health crises; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; potential liability for remedial actions and increased costs under existing or future environmental, health and safety regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; tax rates and changes thereto; our ability to obtain regulatory approval for, and satisfy closing conditions to, any transactions described herein; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.
The extent to which COVID-19 will adversely impact our business, financial condition and results of operations will depend on numerous evolving factors, which are highly uncertain, rapidly changing and cannot be predicted, including: the extent of any resurgence in infections and the spread of the disease, and the effectiveness of any vaccines; additional governmental, business and individual actions to contain the spread of the outbreak, including social distancing, work-at-home, stay-at-home and shelter-in-place orders and shutdowns, travel restrictions and quarantines; the extent to which these conditions depress economic activity generally and demand for our products specifically and affect the financial markets; the effect of the outbreak on our customers, suppliers, supply chain and other business partners; our ability during the outbreak to provide our products and services, including the health and well-being of our employees; business disruptions caused by actual or potential plant, workplace and office closures; the risk that we could be exposed to liability, negative publicity or reputational harm related to any incidents of actual or perceived transmission of COVID-19 among employees at our facilities; the ability of our customers to pay for our products and services during and following the outbreak; the impact of the outbreak on the financial markets and economic activity generally; our ability to access usual sources of liquidity on reasonable terms; and our ability to comply with the financial covenant in our Credit Agreement if a material and prolonged economic downturn results in increased indebtedness or substantially lower EBITDA.

Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Non-GAAP Financial Measures
These prepared comments, and statements made in connection with these prepared comments, refer to non-GAAP financial measures. For more information on the non-GAAP financial measures used by the Company, including the most directly comparable GAAP financial measure for each non-GAAP financial measure used, including definitions and reconciliations of the differences between such non-GAAP financial measures and the comparable GAAP financial measures, please refer to the Non-US GAAP Financial Measures and Supplemental Information document available on our website, investors.celanese.com, under Financial Information/Financial Document Library.
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